As filed with the Securities and Exchange Commission on January 14, 2025

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form S-3

REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

BERKSHIRE HILLS BANCORP, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	04-3510455
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number)

60 State Street

Boston, MA 02109

(800) 773-5601, ext. 133773

(Address, including Zip Code, and Telephone Number, including Area Code, of Registrant’s Principal Executive Offices)

Nitin J. Mhatre

President and Chief Executive Officer

Berkshire Hills Bancorp, Inc.

60 State Street

Boston, Massachusetts 02109

(800) 773-5601

(Name, Address, including Zip Code, and Telephone Number, including Area Code, of Agent for Service)

Copies to:

Lawrence M. F. Spaccasi, Esq.	Wm. Gordon Prescott, Esq.
Marc P. Levy, Esq.	Senior Executive Vice President and General Counsel
Luse Gorman, PC	Berkshire Hills Bancorp, Inc.
5335 Wisconsin Avenue, N.W., Suite 780	60 State Street
Washington, D.C. 20015	Boston, Massachusetts 02109
(202) 274-2000	(800) 773-5601

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☒

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☒

If this form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

PROSPECTUS

Up to 3,448,275 Shares of Common Stock

This prospectus relates to the offer and resale of shares of common stock by the selling shareholders identified in this prospectus, or their permitted transferees, of up to 3,448,275 shares of our common stock that we issued to the selling shareholders identified in this prospectus in a private placement transaction that was closed on December 19, 2024. We will not receive any of the proceeds from the sales of shares by the selling shareholders.

The selling shareholders may offer and sell such shares of common stock from time to time through ordinary brokerage transactions or through any other means described in this prospectus. Sales of our common stock by the selling shareholders may occur at fixed prices, at prevailing market prices, at prices related to prevailing market prices, at varying prices determined at the time of sale, or at negotiated prices.

Our common stock is listed on the New York Stock Exchange under the symbol “BHLB.” On January 13, 2025, the last reported sale price of our common stock was $27.47.

You should read carefully this prospectus and any applicable prospectus supplement, together with additional information described under the heading “Where You Can Find More Information,” before you invest in any of our shares.

Investing in these securities involves significant risks. See “Risk Factors” beginning on page 5 of this prospectus and the “Risk Factors” sections included in the documents incorporated by reference in this prospectus for a discussion of the factors you should carefully consider before deciding to purchase these securities.

These securities will not be savings accounts, deposits or obligations of any bank and will not be insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency or instrumentality.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is January 14, 2025.

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ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we have filed with the Securities and Exchange Commission (the “SEC”), using an automatic shelf registration process. Under the shelf registration rules, using this prospectus and, if required, one or more prospectus supplements, the selling shareholders may sell from time to time the shares of common stock covered by this prospectus in one or more offerings.

We may provide a prospectus supplement containing specific information about the terms of a particular offering by any of the selling shareholders. The prospectus supplement may also add, update or change information contained or incorporated by reference in this prospectus. Any information or statement contained or incorporated by reference in this prospectus will be deemed to be modified or superseded by any inconsistent information or statement contained or incorporated by reference in a prospectus supplement. Accordingly, if there is any inconsistency between the information in this prospectus and an applicable prospectus supplement, you should rely on the information in the prospectus supplement. You should read this prospectus and any applicable prospectus supplement and any documents that we incorporate by reference in this prospectus or any prospectus supplement, together with the additional information referred to under the heading “Where You Can Find More Information,” before you invest.

This prospectus does not contain all of the information in the registration statement of which this prospectus is part. For further information about our business and the securities that may be offered under this prospectus, you should refer to the registration statement and its exhibits. The exhibits to the registration statement contain the full text of certain contracts and other important documents that we have summarized in this prospectus. Since the summaries in this prospectus may not contain all the information that you may find important in deciding whether to purchase our securities, you should review the full text of these contracts and documents. These summaries are qualified in all respects by reference to all of the provisions contained in the applicable contract or document. The registration statement and its exhibits can be obtained as indicated under the heading “Where You Can Find More Information.”

You should rely only on the information contained or incorporated by reference in this prospectus, any applicable prospectus supplement and any related free writing prospectus. We have not authorized anyone to provide you with different information. This prospectus and any accompanying prospectus supplement do not constitute an offer to sell or solicitation of an offer to buy any securities other than the shares to which they relate. Neither we nor any selling shareholder are making offers to sell, or soliciting offers to buy, the securities in any jurisdiction in which an offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to anyone to whom it is unlawful to make an offer or solicitation. You should assume that the information in this prospectus, any applicable prospectus supplement and any related free writing prospectus is accurate only as of the date on its cover page and that any information we have incorporated by reference is accurate only as of the date of the document incorporated by reference. Our business, financial condition, results of operations and prospects may have changed since those dates.

Unless otherwise indicated or unless the context requires otherwise, all references in this prospectus to “Berkshire Hills,” “Berkshire,” “we,” “us,” “our” or similar references mean Berkshire Hills Bancorp, Inc. and its subsidiaries. Unless otherwise indicated or unless the context requires otherwise, all references in this prospectus to the “Company” mean Berkshire Hills Bancorp, Inc. individually.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

You should carefully review the information contained in or incorporated by reference into this prospectus. In this prospectus, statements that are not reported financial results or other historical information are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”) and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Forward-looking statements give current expectations or forecasts of future events and are not guarantees of future performance. They are based on our management’s expectations that involve a number of business risks and uncertainties, any of which could cause actual results to differ materially from those expressed in or implied by the forward-looking statements.

Forward-looking statements in this prospectus are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The information contained in this prospectus and any accompanying prospectus supplement should be read in conjunction with the Company’s Annual Report on Form 10-K for its fiscal year ended December 31, 2023 and documents subsequently filed by the Company with the SEC, including the Company’s Quarterly Reports on Form 10-Q for its fiscal quarters ended March 31, June 30, and September 30, 2024, which are available at the SEC’s website, www.sec.gov, or at the Company’s website, www.berkshirebank.com. Any statements about our expectations, beliefs, plans, predictions, projections, forecasts, objectives, assumptions or future events or performance are not historical facts and may be forward-looking. Forward-looking statements are typically, but not exclusively, identified by the use of forward-looking terminology such as “believes,” “expects,” “anticipate,” “intend,” “potential,” “could,” “may,” “will, “should,” “seeks,” “likely,” “intends” “plans,” “pro forma,” “projects,” “estimates” or “anticipates” or the negative of these words and phrases or similar words or phrases that are predictions of or indicate future events or trends and that do not relate solely to historical matters. You can also identify forward-looking statements by discussions of strategy, plans or intentions. Investors are cautioned that forward-looking statements, which are not historical facts, involve risks and uncertainties, including those detailed in the Company’s most recent Annual Report on Form 10-K filed with the SEC under “Risk Factors” in Part I, Item 1A. Such statements are subject to important factors that could cause actual results to differ materially from those contemplated by such statements, including, without limitation, the effects of changing regional and national economic conditions, changes in interest rates, spreads on earning assets and interest-bearing liabilities, and associated interest rate sensitivity; inflation and fluctuations in interest rates that reduce our margins and yields, the fair value of financial instruments, the level of loan originations or prepayments on loans we have made and make, the level of loan sales and the cost we pay to retain and attract deposits and secure other types of funding; our ability to enter new markets successfully and capitalize on growth opportunities; the effect of potential future supervisory action against the Company or Berkshire Bank and our ability to address any issues raised in our regulatory exams; risks of natural disasters; legal proceedings and litigation brought against us; sources of liquidity and capital available to the Company and its related subsidiary operations; potential future credit losses and the credit risk of commercial, real estate, and consumer loan customers and their borrowing activities; the adequacy of and changes in the methodology for computing our allowance for credit losses; actions of the Board of Governors of the Federal Reserve System (the “Federal Reserve”), the Federal Deposit Insurance Corporation, the Consumer Financial Protection Bureau, the SEC, the Financial Institution Regulatory Authority, the Massachusetts Division of Banks and other regulatory bodies; potential legislative and federal and state regulatory actions and reform, including, without limitation, the impact of the implementation of the Dodd-Frank Act; adverse decisions of federal and state courts; fraud, scams and schemes of third parties; cyber-security breaches; competitive conditions in the financial services industry; failure to attract or retain key employees; our ability to access cost-effective funding; changes in liquidity, including the size and composition of our deposit portfolio and the percentage of uninsured deposits in the portfolio; fluctuations in real estate values; changes in accounting policies and practices; rapidly changing technology affecting financial services; marketability of debt instruments and corresponding impact on fair value adjustments; and/or other external developments materially impacting Berkshire’s operational and financial performance.

While forward-looking statements reflect our good-faith beliefs, they are not guarantees of future performance. All forward-looking statements are necessarily only estimates of future results. Accordingly, actual results may differ materially from those expressed in or contemplated by the particular forward-looking statement, and, therefore, you are cautioned not to place undue reliance on such statements. Further, any forward-looking statement speaks only as of the date on which it is made, and we undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events or circumstances, except as required by applicable law.

Statements in this prospectus and any accompanying prospectus supplement with respect to the expected timing of and benefits of the proposed merger between the Company and Brookline Bancorp, Inc. (“Brookline”) and the parties’ plans, obligations, expectations and intentions constitute forward-looking statements as defined by federal securities laws. Such statements are subject to numerous assumptions, risks, and uncertainties. Actual results could differ materially from those contained or implied by such statements for a variety of factors including: the occurrence of any event, change or other circumstances that could give rise to the right of one or both of the parties to terminate the merger agreement; the outcome of any legal proceedings that may be instituted against Berkshire or Brookline; the businesses of Berkshire and Brookline may not be integrated successfully or such integration may take longer to accomplish than expected; the expected cost savings and any revenue synergies from the proposed merger may not be fully realized within the expected time frames; the possibility that the merger may be more expensive to complete than anticipated, including as a result of unexpected factors or events; disruption from the proposed merger may make it more difficult to maintain relationships with clients, associates, or suppliers and may divert management’s attention from ongoing business operations; the required governmental approvals of the proposed merger may not be obtained on the expected terms and schedule (and such approvals may result in the imposition of conditions that could adversely affect the combined company or the expected benefits of the proposed transaction); Brookline’s stockholders may not approve the merger agreement and the Company’s stockholders may not approve the issuance of shares of the Company’s common stock in the proposed merger; the dilution caused by Berkshire’s issuance of additional shares of its capital stock in connection with the Proposed Transaction; changes in economic conditions; movements in interest rates; competitive pressures on product pricing and services; success and timing of other business strategies; the nature, extent, and timing of governmental actions and reforms; extended disruption of vital infrastructure; and other factors described in the Company’s Annual Report on Form 10-K for its fiscal year ended December 31, 2023, Brookline’s Annual Report on Form 10-K for its fiscal year ended December 31, 2023, and documents subsequently filed by the Company and Brookline with the SEC.

PROSPECTUS SUMMARY

The following summary information is qualified in its entirety by the information contained elsewhere in this prospectus, including the documents we have incorporated by reference under “Where You Can Find More Information — Incorporation by Reference.”

BERKSHIRE HILLS BANCORP, INC.

Berkshire Hills Bancorp, Inc. (NYSE: BHLB) is the parent company of Berkshire Bank, a Massachusetts trust company with branches in New England and New York. With $11.6 billion in assets and 83 branches, Berkshire is headquartered in Boston and provides a full suite of tailored banking solutions through its Commercial Banking, Retail Banking, Consumer Lending, Private Banking and Wealth Management divisions. The Company is regulated as a financial holding company under the supervision of the Federal Reserve. Berkshire Bank is regulated under the supervision of the Federal Deposit Insurance Corporation and the Massachusetts Division of Banks. The Bank owns Firestone Financial, LLC, which is a Massachusetts limited liability company that services a run-off portfolio of equipment loans, as well as consolidated subsidiaries operated as Massachusetts securities corporations and other subsidiary entities. The Company also owns all of the common stock of two Delaware statutory business trusts, Berkshire Hills Capital Trust I and SI Capital Trust II. The capital trusts are unconsolidated and their only material assets are trust preferred securities related to the Company’s junior subordinated debentures. To learn more about Berkshire Hills Bancorp visit www.berkshirebank.com.

The Company’s common stock is listed and traded on the New York Stock Exchange under the symbol “BHLB.”

Our principal executive offices are located at 60 State Street, Boston, Massachusetts 02109, and our telephone number is (800) 773-5601, ext. 133773.

RECENT DEVELOPMENTS

Pending Merger with Brookline Bancorp, Inc.

Merger Agreement. On December 16, 2024, the Company, Commerce Acquisition Sub, Inc., a Delaware corporation and wholly-owned subsidiary of the Company formed solely to facilitate the merger (“Merger Sub”), and Brookline entered into an Agreement and Plan of Merger (the “Merger Agreement”). The Merger Agreement provides that, upon the terms and subject to the conditions set forth therein, Merger Sub will merge with and into Brookline, with Brookline as the surviving entity, and immediately thereafter, Brookline will merge with and into Berkshire, with Berkshire as the surviving entity (collectively, the “Merger”).  As a result of the Merger, the separate corporate existence of Brookline will cease, and the Company will continue as the surviving corporation. Upon closing of the Merger, the successor company’s board of directors will be comprised of sixteen members, eight from each of the Company and Brookline.

Under the terms of the Merger Agreement, which was unanimously approved by the Boards of Directors of both companies, each outstanding share of Brookline common stock will be exchanged for the right to receive 0.42 shares of Berkshire common stock. Holders of Brookline common stock will receive cash in lieu of fractional shares of Berkshire common stock. As a result of the transaction and a $100 million common stock offering by Berkshire to support the transaction, Berkshire stockholders will own approximately 51%, Brookline stockholders will own approximately 45%, and investors in new shares will own approximately 4% of the outstanding shares of the combined company.

The Merger Agreement also provides that, immediately following the Merger, Berkshire Bank, as well as Brookline’s remaining banking subsidiaries, will merge with and into Brookline Bank (the “Bank Merger”), with Brookline Bank continuing as the surviving bank. Upon closing of the Bank Merger, the successor bank’s board of directors will be comprised of sixteen members, eight from each of Berkshire Bank and Brookline Bank.

The Merger Agreement contains customary representations and warranties from the parties, and each party has agreed to customary covenants, including, among others, covenants relating to the conduct of business during the interim period between the execution of the Merger Agreement and the effective time of the Merger, each party’s obligation, subject to certain exceptions, to recommend that its stockholders approve the Merger Agreement (in the case of Brookline) or the issuance of common stock in connection with the Merger and an amendment to the Company’s Certificate of Incorporation to increase the number of authorized shares (in the case of the Company) and each party’s non-solicitation obligations relating to alternative acquisition proposals. The Merger Agreement contains certain termination rights for both the Company and Brookline and further provides that, upon termination of the Merger Agreement under certain circumstances, one party may be obligated to pay the other party a termination fee of $45.0 million.

Consummation of the Merger is subject to a number of customary conditions, including, but not limited to, the approval of the issuance of shares of the Company’s common stock in connection with the Merger and the amendment to the Company’s Certificate of Incorporation to increase the number of authorized shares by the Company’s stockholders, approval of the Merger Agreement by the stockholders of Brookline and the receipt of all required regulatory approvals. In addition, each party’s obligation to consummate the Merger is subject to certain additional customary conditions, including (1) subject to certain exceptions, the accuracy of the representations and warranties of the other party, (2) performance in all material respects by the other party of its obligations, and (3) the receipt by such party of an opinion from its counsel to the effect that the Merger will be treated as a tax-free reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended.

The combined company will trade on the New York Stock Exchange and will announce a new name and ticker symbol before closing. The combined bank will also operate under a new name to be announced before closing.

The executive headquarters for the combined company will be located at 131 Clarendon Street in Boston, Massachusetts, with operations centers located throughout the Northeast.

A copy of the Merger Agreement is attached as Exhibit 2.1 to a Current Report on Form 8-K filed by the Company on December 16, 2024, and is incorporated herein by reference in its entirety. The foregoing summary of the Merger Agreement is not complete and is qualified in its entirety by reference to the complete text of the Merger Agreement. We urge you to read that document for a more complete description of its terms.

Brookline Bancorp, Inc. Brookline (Nasdaq: BRKL) is a multi-bank holding company for Brookline Bank, Bank Rhode Island, PCSB Bank and their subsidiaries. Headquartered in Boston, Massachusetts, Brookline has $11.7 billion in assets and 63 branches throughout Massachusetts, Rhode Island, and New York. As a commercially-focused financial institution, Brookline, through its banks, offers a wide range of commercial, business and retail banking services, including a full complement of cash management products, on-line banking services, consumer and residential loans and investment services designed to meet the financial needs of small-to mid-sized businesses and retail customers. Brookline also provides equipment financing through its Eastern Funding subsidiary. Through its wholly-owned subsidiary, Clarendon Private, LLC, Brookline offers a wide range of wealth management services to individuals, families, endowments and foundations.

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This prospectus is not a proxy statement or solicitation of a proxy, consent or authorization with respect to any securities or in respect of the proposed Merger and will not constitute an offer to sell or a solicitation of an offer to buy any securities nor will there be any sale of securities in any state or jurisdiction in which such offer, solicitation, or sale would be unlawful before registration or qualification under the securities laws of any such state or jurisdiction.

Investment Agreements

Securities Purchase Agreements

Concurrently with its entry into the Merger Agreement, the Company entered into securities purchase agreements (collectively, the “Securities Purchase Agreements”) with the selling shareholders, each of which represented in the respective securities purchase agreement that it is an institutional accredited investor as defined in Rule 501(a)(1)-(3) and (7) of Regulation D under the Securities Act. Pursuant to each of the Securities Purchase Agreements, on December 16, 2024, the Company issued and sold 3,448,275 shares to the selling shareholders at a purchase price of $29.00 per share, or approximately $100.0 million in the aggregate.

A copy of a form of the Securities Purchase Agreements is attached as Exhibit 10.1 to a Current Report on Form 8-K filed by the Company on December 16, 2024, and is incorporated herein by reference in its entirety. The foregoing summary of the Securities Purchase Agreements is not complete and is qualified in its entirety by reference to the complete text of such form of the Securities Purchase Agreements.

Registration Rights Agreements

Concurrently with its entry into the Merger Agreement and in connection with the Securities Purchase Agreements, the Company and the selling shareholders also entered into registration rights agreements (collectively, the “Registration Rights Agreements”), pursuant to which the Company agreed to, among other things, provide customary resale registration rights with respect to the shares of its common stock sold to the selling shareholder pursuant to the Securities Purchase Agreements. Under the Registration Rights Agreements, the selling shareholders are entitled to certain resale registration rights, in each case, subject to certain limitations. Failure to meet the resale registration statement filings or effectiveness deadlines and certain other events set forth in the Registration Rights Agreements may result in the Company being required to pay to the selling shareholders liquidated damages in the amount of 1% of the purchase price of the shares per month pending effective registration.

A copy of a form of the Registration Rights Agreements is attached as Exhibit 10.2 to a Current Report on Form 8-K filed by the Company on December 16, 2024, and is incorporated herein by reference in its entirety. The foregoing summary of the Registration Rights Agreements is not complete and is qualified in its entirety by reference to the complete text of such form of the Registration Rights Agreements.

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Our internet address is www.berkshirebank.com. The information on our internet website is not a part of this prospectus.

The Offering

Issuer	Berkshire Hills Bancorp, Inc.

Common stock offered by the selling shareholders	Up to 3,448,275 shares of our common stock.

Use of proceeds	We will not receive any proceeds from the sale of shares of our common stock by the selling shareholders.

Market for our common stock	Our common stock is listed on the New York Stock Exchange under the symbol “BHLB.”

Risk factors	See “Risk Factors” beginning on page 5 of this prospectus, as well as the other information included in or incorporated by reference in this prospectus and any prospectus supplement, for a discussion of factors you should consider before investing in our securities.

RISK FACTORS

Investing in our securities involves risks. Before deciding to purchase any of our securities, you should carefully consider the discussion of risks and uncertainties under the heading “Risk Factors” contained in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2023, which is incorporated by reference in this prospectus, and under similar headings in the Company’s subsequently filed Quarterly Reports on Form 10-Q and Annual Reports on Form 10-K, as well as the other risks and uncertainties described in any applicable prospectus supplement, any related free writing prospectus and the documents incorporated by reference in this prospectus. See the information under the heading “Where You Can Find More Information” for information on how to obtain copies of documents incorporated by reference in this prospectus. Our business, financial condition or results of operations could be materially adversely affected by any of these risks. The risks and uncertainties we discuss in the documents incorporated by reference in this prospectus are those we currently believe may materially affect our company. Additional risks and uncertainties not presently known to us or that we currently believe are immaterial also may materially adversely affect our business, financial condition and results of operations. Past financial performance may not be a reliable indicator of future performance and historical trends should not be used to anticipate results or trends in future periods. Please also read carefully the section above entitled “Cautionary Note Regarding Forward-Looking Statements.”

Risks Related to the Merger and Berkshire’s ’ Business Upon Completion of the Merger

Berkshire and Brookline will be subject to business uncertainties and contractual restrictions while the Merger is pending.

Uncertainty about the effect of the Merger on employees and customers may have an adverse effect on Berkshire and Brookline. These uncertainties may impair Berkshire’s or Brookline’s ability to attract, retain and motivate key personnel until the Merger is completed, and could cause customers and others who deal with Berkshire or Brookline to seek to change existing business relationships with Berkshire or Brookline. In addition, the Merger Agreement requires that Berkshire and Brookline conduct their business in the ordinary course of business consistent with past practice and restricts Berkshire and Brookline from taking certain actions prior to the effective time or termination of the Merger Agreement without Berkshire’s or Brookline’s consent in writing. These restrictions may prevent Berkshire or Brookline from pursuing attractive business opportunities that may arise prior to the completion of the Merger.

The announcement of the proposed Merger could disrupt Berkshire’s and Brookline’s relationships with their customers, suppliers, business partners and others, as well as their operating results and businesses generally.

Whether or not the Merger is ultimately consummated, as a result of uncertainty related to the Merger, risks relating to the impact of the announcement of the merger on Berkshire’s and Brookline’s businesses include the following:

•	their employees may experience uncertainty about their future roles, which might adversely affect Berkshire’s and Brookline’s ability to retain and hire key personnel and other employees;

•	customers, suppliers, business partners and other parties with which Berkshire and Brookline maintain business relationships may experience uncertainty about their respective futures and seek alternative relationships with third parties, seek to alter their business relationships with Berkshire and Brookline or fail to extend an existing relationship with Berkshire and Brookline; and

•	Berkshire and Brookline have each expended and will continue to expend significant costs, fees and expenses for professional services and transaction costs in connection with the proposed Merger.

If any of the aforementioned risks were to materialize, they could lead to significant costs which may impact each party’s results of operations and financial condition.

The Merger Agreement limits Berkshire’s and Brookline’s abilities to pursue alternatives to the Merger and may discourage other companies from trying to acquire Berkshire or Brookline.

The Merger Agreement contains “no shop” covenants that restrict each of Berkshire’s and Brookline’s ability to, directly or indirectly, among other things initiate, solicit, knowingly encourage or knowingly facilitate, inquiries or proposals with respect to, or, subject to certain exceptions generally related to the exercise of fiduciary duties by Berkshire’s and Brookline’s respective boards, engage in any negotiations concerning, or provide any confidential or non-public information or data relating to, any alternative acquisition proposals. These provisions, which include a $45.0 million termination fee payable under certain circumstances, may discourage a potential third-party acquirer that might have an interest in acquiring all or a significant part of Berkshire or Brookline from considering or making that acquisition proposal.

In connection with the Merger, Berkshire will assume Brookline’s outstanding debt obligations, and the combined company’s level of indebtedness following the completion of the Merger could adversely affect the combined company’s ability to raise additional capital and meet its obligations under existing indebtedness.

In connection with the merger, Berkshire has agreed to assume, or to cause its subsidiary to assume, Brookline’s outstanding indebtedness. Berkshire’s existing debt, together with any future incurrence of additional indebtedness, and the assumption of Brookline’s outstanding indebtedness, could have important consequences for the combined company’s creditors and the combined company’s stockholders. For example, it could:

•	limit the combined company’s ability to obtain additional financing for working capital, capital expenditures, debt service requirements, acquisitions and general corporate or other purposes;

•	restrict the combined company from making strategic acquisitions or cause the combined company to make non-strategic divestitures;

•	restrict the combined company from paying dividends to its stockholders;

•	increase the combined company’s vulnerability to general economic and industry conditions; and

•	require a substantial portion of cash flow from operations to be dedicated to the payment of principal and interest on the combined company’s indebtedness, thereby reducing the combined company’s ability to use cash flows to fund its operations, capital expenditures and future business opportunities.

The combined company will incur significant transaction and merger-related costs in connection with the Merger.

Berkshire and Brookline will incur costs to combine the operations of the two companies. Berkshire and Brookline are collecting information to formulate detailed integration plans to deliver planned synergies. Additional unanticipated costs may be incurred in the integration of the businesses of Berkshire and Brookline. Whether or not the Merger is consummated, we will incur substantial expenses, such as legal, accounting, printing and financial advisory fees, in pursuing the Merger. Although we expect that the elimination of duplicative costs, as well as the realization of other efficiencies related to the integration of the businesses, may offset incremental transactions and merger-related costs over time, this net benefit may not be achieved in the near term, or at all.

If the Merger is not completed, we will have incurred substantial expenses without our stockholders realizing the expected benefits of the Merger.

We have incurred and will incur further substantial expenses in connection with the Merger, which are charged to earnings as incurred. These costs include legal, financial advisory, accounting, consulting and other advisory fees, severance/employee benefit-related costs, public company filing fees and other regulatory fees, financial printing and other printing costs and other related costs. If the Merger is not completed, these expenses will still be charged to earnings even though we would not have realized the expected benefits of the Merger. There can be no assurance that the Merger will be completed.

Berkshire and Brookline may not be able to successfully integrate the two companies or to realize the anticipated benefits of the Merger.

The Merger involves the combination of two companies that previously have operated independently. A successful combination of the operations of the two entities will depend substantially on our ability to consolidate cultures, personnel, operations, systems and procedures and to eliminate redundancies and reduce costs of the combined operations. We may not be able to combine the operations of Brookline with our operations without encountering difficulties, such as:

•	the loss of key employees and customers;

•	the disruption of operations and business;

•	the inability to maintain and increase competitive presence;

•	those associated with entering a new geographic market;

•	deposit attrition, customer loss and revenue loss;

•	possible inconsistencies in standards, control procedures and policies;

•	unexpected problems with costs, operations, personnel, technology and credit; and/or

•	problems with the assimilation of new operations, sites or personnel, which could divert resources from regular banking operations.

Additionally, general market and economic conditions or governmental actions affecting the financial industry generally may inhibit the successful integration of Brookline.

We entered into the Merger Agreement with the expectation that the Merger will result in various benefits including, among other things, enhanced revenues, a strengthened market position for the combined company, cross selling opportunities, improved technology, cost savings and operating efficiencies. Achieving the anticipated benefits of the Merger is subject to a number of uncertainties, including whether Berkshire and Brookline integrate in an efficient and effective manner, and general competitive factors in the marketplace. Failure to achieve these anticipated benefits could result in increased costs, decreases in the amount of expected revenues and diversion of management’s time and energy and could materially adversely impact our business, financial condition and operating results. Finally, any cost savings that are realized may be offset by losses in revenues or other charges to earnings.

The Merger Agreement may be terminated in accordance with its terms, and the Merger may not be completed.

The Merger Agreement is subject to a number of conditions that must be fulfilled to complete the Merger. Those conditions include, among others, certain regulatory and stockholder approvals, the absence of orders prohibiting the completion of the Merger, the effectiveness of a registration statement to be filed by the Company, which will include a joint proxy statement/prospectus, the continued accuracy of the representations and warranties by both parties, the performance by both parties of their covenants and agreements, and the receipt by both parties of legal opinions from their respective tax counsels. Any of these conditions to closing of the Merger may not be fulfilled, and as a result the Merger may not be completed.

The need for regulatory approvals may delay the date of completion of the Merger or may diminish the benefits of the Merger.

We are required to obtain the approvals of certain regulatory agencies before completing the Merger. Satisfying any requirements of these regulatory agencies may delay the date of completion of the Merger. The requisite regulatory approvals may not be received at all (in which case the Merger could not be completed), may not be received in a timely fashion, or may contain conditions or restrictions on completion of the Merger that cannot be satisfied. In addition, any conditions or restrictions imposed could have the effect of imposing additional costs on or limiting the revenues of the combined company following the Merger, which might have an adverse effect on the combined company following the Merger. Further, it is possible that, among other things, restrictions on the combined operations of the two companies, including divestitures, may be sought by governmental agencies as a condition to obtaining the required regulatory approvals. This may diminish the benefits of the Merger to the combined company or otherwise have an adverse effect on the combined company following the Merger.

Litigation against us or Brookline, or the members of our or Brookline’s board of directors, could prevent or delay the completion of the Merger.

Our stockholders or the Brookline stockholders may file lawsuits against Brookline, the Company, and/or the boards of directors of either company in connection with the Merger. Such legal proceedings could delay or prevent the Merger from being completed in a timely manner. The existence of litigation related to the Merger could affect the likelihood of obtaining the required regulatory and stockholders approvals. Moreover, any litigation could be time-consuming and expensive and could divert our and Brookline’s management’s attention away from their regular business and their focus on a successful integration of the two companies. Any lawsuit adversely resolved against Brookline, the Company or members of their boards of directors could have a material adverse effect on each company’s business, financial condition and results of operations.

Moreover, one of the conditions to the completion of the Merger is the absence of any restraining order, injunction or decree issued by a court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger, and that no governmental authority or regulatory authority of competent jurisdiction shall have enacted, promulgated or enforced any statute, rule, regulation, judgment, decree, injunction or other order prohibiting consummation of the transactions contemplated by the Merger Agreement or making the Merger illegal. Consequently, if a settlement or other resolution is not reached in any lawsuit that is filed or any regulatory proceeding and a claimant secures injunctive or other relief or a governmental authority issues an order or other directive restricting, prohibiting or making illegal the consummation of the transactions contemplated by the Merger Agreement (including the Merger), then such injunctive or other relief may prevent the Merger from becoming effective in a timely manner or at all.

The future results of the combined company following the Merger may suffer if the combined company does not effectively manage its expanded operations.

Following the Merger, the size of the business of the combined company will increase beyond the current size of either Berkshire’s or Brookline’s business. The combined company’s future success will depend, in part, upon its ability to manage this expanded business, which may pose challenges for management, including challenges related to the management and monitoring of new operations and associated increased costs and complexity. The combined company may also face increased scrutiny from governmental authorities as a result of the increased size of its business. There can be no assurances that the combined company will be successful or that it will realize the expected operating efficiencies, revenue enhancement or other benefits currently anticipated from the Merger.

The market price of the Company’s common stock after the Merger may be affected by factors different from those currently affecting the Company’s common stock.

The results of operations of the combined company and the market price of the Company’s common stock after the completion of the Merger may be affected by factors different from those currently affecting the independent results of operations of each of the Company and Brookline. In addition, the issuance of shares of the Company’s common stock in the Merger could depress the market price for the Company’s common stock. For example, some Brookline stockholders may decide not to hold the shares of the Company’s common stock they receive as a result of the Merger. Other Brookline stockholders, such as funds with limitations on their permitted holdings of stock in individual issuers, may be required to sell the shares of the Company’s common stock they receive as a result of the Merger. Any such sales of the Company’s common stock could depress the market price for the Company’s common stock.

Current holders of the Company’s common stock will have a significantly reduced ownership and voting interest in the combined company after the Merger and will therefore have less voting influence over the combined company.

In the Merger, each Brookline stockholder will become a holder of common stock of the combined company. Upon completion of the Merger, we estimate that Brookline stockholders will collectively own approximately 45% and the Company’s stockholders as of immediately before the Merger will own approximately 51% of the outstanding shares of common stock of the combined company (in each case, on an as-converted and fully diluted basis and without regard to the fact that immediately before the Merger, certain holders may own both Company and Brookline stock), and investors in new shares will own approximately 4% of the outstanding shares of the combined company. As a result, the Company’s current stockholders will have less voting influence on the combined company and may have less influence on its management and policies than they now have.

The market price of Berkshire common stock may decline in the future as a result of the Merger.

The market price of Berkshire common stock may decline in the future as a result of the Merger for a number of reasons, including:

•	the unsuccessful integration of Brookline and Berkshire; and

•	the failure of the combined company to achieve the perceived benefits of the Merger, including financial results, as rapidly as or to the extent anticipated by financial or industry analysts.

Many of these factors are beyond the control of Berkshire. As a consequence, current Berkshire stockholders and Brookline stockholders who will become holders of Berkshire common stock after completion of the Merger could lose the value of their investment in Berkshire common stock.

Risks Related to Berkshire’s Business

You should read and consider risk factors specific to Berkshire’s business that will also affect the combined company after the Merger. These risks are described in the section entitled “Risk Factors” in Berkshire’s Annual Report on Form 10-K for the fiscal year ended December 31, 2023 and in other documents incorporated by reference into this prospectus. Please see the section entitled “Where You Can Find More Information” for the location of information incorporated by reference into this prospectus.

Risks Related to Brookline’s Business

You should read and consider risk factors specific to Brookline’s business that will also affect the combined company after the Merger. These risks are described in the sections entitled “Risk Factors” in Brookline’s Annual Report on Form 10-K for the fiscal year ended December 31, 2023.

USE OF PROCEEDS

The common stock offered by the selling shareholders pursuant to this prospectus will be sold by the selling shareholders for their respective accounts. We will not receive any of the proceeds from these sales.

The selling shareholders will pay any underwriting discounts, selling commissions and any legal fees and expenses of legal counsel for any such selling shareholder in connection with registering or disposing of their common stock. The Company will bear all other fees and expenses incident to the Company’s performance or compliance with its obligations under the Registration Rights Agreements incurred in effecting the registration of the common stock covered by this prospectus, including, without limitation, registration and filing fees, and fees and expenses of the Company’s counsel and independent registered public accounting firm.

DESCRIPTION OF CAPITAL STOCK

In this section, the “Company,” “we,” “our,” “us” or “Berkshire” refer only to Berkshire Hills Bancorp, Inc. and not to any of its subsidiaries.

The following description of our common stock is a summary only and is subject to, and is qualified in its entirety by reference to, applicable provisions of our Amended Certificate of Incorporation, as amended (our “Certificate of Incorporation”), our Amended and Restated Bylaws (our “Bylaws”) and the General Corporation Laws of the State of Delaware (the “DGCL”). We urge you to read the applicable provisions of the DGCL, our Certificate of Incorporation and our Bylaws. Our Certificate of Incorporation and our Bylaws are incorporated herein by reference. See “Incorporation of Certain Information by Reference” and “Where You Can Find More Information.”

General

Under our Certificate of Incorporation, we are authorized to issue up to 100,000,000 shares of our common stock. As of January 10, 2025, we had of 46,424,016 shares of common stock issued and outstanding. Under our Certificate of Incorporation, our board of directors, without further shareholder action, is authorized to issue up to 2,000,000 shares of preferred stock, in one or more series. As of January 10, 2025, no shares of preferred stock were outstanding.

On or before closing of the Merger and subject to receipt of shareholder approval, we intend to file an amendment to our Certificate of Incorporation to increase the number of our authorized shares of capital stock from 102,000,000 to 202,000,000, consisting of 200,000,000 shares of our common stock and 2,000,000 shares of our preferred stock. Such amendment to the Certificate of Incorporation will become effective upon filing with the Secretary of State of the State of Delaware.

The authorized but unissued shares of our common stock and preferred stock are available for general purposes, including, but not limited to, the possible issuance as stock dividends, use in connection with mergers or acquisitions, cash dividend reinvestments, stock purchase plans, public or private offerings, or our equity compensation plans. Except as may be required to approve a merger or other transaction in which additional authorized shares of common stock would be issued, no shareholder approval is required for the issuance of authorized shares of common stock.

Common Stock

Listing and Trading of Common Stock. Our shares of common stock are listed on the New York Stock Exchange and trade under the symbol “BHLB.”

Voting Rights. The holders of the common stock exclusively possess all voting power in the Company, subject to the authority of the board of directors to offer voting rights to the holders of preferred stock.

The holders of common stock are entitled to one vote per share on all matters presented to shareholders. However, our Certificate of Incorporation provides that a record owner of Berkshire’s common stock who beneficially owns, either directly or indirectly, in excess of 10% of Berkshire’s outstanding shares, is not entitled to any vote in respect of the shares held in excess of the 10% limit. Holders of common stock are not entitled to cumulate their votes in the election of directors.

No Preemptive or Conversion Rights. The holders of common stock do not have preemptive rights to subscribe for a proportionate share of any additional securities issued by Berkshire before such securities are offered to others. The absence of preemptive rights increases Berkshire’s flexibility to issue additional shares of common stock in connection with Berkshire’s acquisitions, employee benefit plans and for other purposes, without affording the holders of common stock a right to subscribe for their proportionate share of those additional securities. The holders of common stock are not entitled to any redemption privileges, sinking fund privileges or conversion rights.

Dividends. Holders of common stock are entitled to receive dividends ratably when, as and if declared by Berkshire’s board of directors from assets legally available therefor, after payment of all dividends on preferred stock, if any is outstanding. Under Delaware law, Berkshire may pay dividends out of surplus or net profits for the fiscal year in which declared and/or for the preceding fiscal year, even if our surplus accounts are in a deficit position.

Dividends paid by our subsidiary bank have historically been a significant source of funds available to Berkshire. Berkshire expects to use these sources of funds in the future, as well as proceeds it may obtain from the offering of common stock, preferred stock and/or debt securities for payment of dividends to our shareholders, the repurchase of our common stock and for other needs. The declaration and amount of future dividends will depend on circumstances existing at the time, including Berkshire’s earnings, financial condition and capital requirements, as well as regulatory limitations and such other factors as Berkshire’s board of directors deems relevant.

Berkshire’s principal assets and sources of income consist of investments in our operating subsidiaries, which are separate and distinct legal entities.

Certain Certificate of Incorporation and Bylaw Provisions Affecting Stock. Our Certificate of Incorporation and Bylaws contain several provisions that may make Berkshire a less attractive target for an acquisition of control by anyone who does not have the support of Berkshire’s board of directors. Such provisions include, among other things, the requirement of a supermajority vote of shareholders or directors to approve certain business combinations and other corporate actions and a related minimum price provision, several special procedural rules, a vote limitation provision and the limitation that shareholder actions may only be taken at a meeting and may not be taken by unanimous written shareholder consent.

Restrictions on Call of Special Meetings. Our Bylaws provide that special meetings of shareholders can be called by the board of directors, subject to the rights of any holders of preferred stock.

Board of Directors. The Company’s board of directors is not classified. Subject to the rights of holders of preferred stock, a director may be removed only for cause and only by the affirmative vote of the holders of at least 80% of the voting power of all of the outstanding shares of capital stock of the Company entitled to vote generally in the election of directors.

Amendments to Bylaws. Our Bylaws may be adopted, amended or repealed by action of our board of directors. Shareholders may adopt, amend or repeal the bylaws of the Company only by the affirmative vote of the holders of at least 80% of the voting power of all of the outstanding shares of the capital stock of the Company entitled to vote generally in the election of directors, in addition to any vote of the holders of any class or series of capital stock of the Company required by law or by the Certificate of Incorporation.

Amendments to Certificate of Incorporation. Our Certificate of Incorporation provides that certain provisions may only be amended by the approval of 80% of the voting power of all of the outstanding shares of the voting stock of the Company.

Action by Shareholders without a Meeting. Action required or permitted to be taken at an annual or special meeting of shareholders must be effected at a duly called meeting and may not be effected by written consent of shareholders.

Business Combinations Involving Interested Shareholders. At least 80% of the outstanding shares of voting stock of the Company must approve certain business combinations involving an interested shareholder or any affiliate of an interested shareholder. However, if a majority of directors not affiliated with the interested shareholder approve the business combination or certain pricing criteria are satisfied, the affirmative vote of a majority of the outstanding shares of the Company is sufficient to approve a business combination.

Evaluation of Offers. Our Certificate of Incorporation provides that the board of directors may, in the context of opposing a tender offer, take into account all relevant factors, including, without limitation, the social and economic effect of acceptance of such offer on the Company’s present and future customers and employees and those of its subsidiaries, and the communities in which the Company and its subsidiaries operate or are located.

The foregoing is qualified in its entirely by reference to our Certificate of Incorporation and Bylaws, both of which are on file with the SEC.

Restrictions on Ownership. Under the federal Change in Bank Control Act, a notice must be submitted to the Federal Reserve if any person (including a company), or group acting in concert, seeks to acquire “control” of a bank holding company or bank. An acquisition of “control” can occur upon the acquisition of 10% or more of a class of voting securities of a bank holding company or savings institution or as otherwise defined by the Federal Reserve. Under the Change in Bank Control Act, the Federal Reserve has 60 days from the filing of a complete notice to act, taking into consideration certain factors, including the financial and managerial resources of the acquirer and the anti-trust effects of the acquisition.

In addition to the federal bank holding company regulations, a bank holding company organized or doing business in Massachusetts must comply with requirements under Massachusetts law. Approval of the Massachusetts regulatory authorities is generally required for the Company to acquire 25% or more of the voting stock of another depository institution. Similarly, prior regulatory approval would be necessary for any person or company to acquire 25% or more of the voting stock of the Company.

Transfer Agent. The transfer agent for our common stock is Broadridge Corporate Issuer Solutions, Inc. The transfer agent’s address is P.O. Box 1342, Brentwood, New York 11717.

Preferred Stock

We may elect to issue shares of our preferred stock from time to time. Shares of our preferred stock may have dividend, redemption, voting, sinking fund and liquidation rights, as well as other rights, preferences and privileges, taking priority over our common stock.

Our board of directors is authorized, subject to any limitations prescribed by law, to provide for the issuance of shares of preferred stock in one or more series without shareholder approval. In addition, our board of directors is authorized to establish from time to time the number of shares to be included in each series of preferred stock and to fix the designation, powers (including but not limited to voting powers, if any), preferences and rights of the shares of each series of preferred stock and any qualifications, limitations or restrictions of each series of preferred stock.

For a complete description of applicable provisions of any series of preferred stock that we issue from time to time, you should refer to the applicable Certificate of Amendment to our Certificate of Incorporation establishing a particular series of preferred stock, in either case, that be filed with the Secretary of State of the State of Delaware and the SEC.

Registration Rights Agreements

On December 16, 2024, in connection with the Securities Purchase Agreement, we and the selling shareholders entered into the Registration Rights Agreements, pursuant to which we agreed, among other things, to provide customary resale registration rights with respect to the shares of our common stock obtained by the selling shareholders pursuant to the Securities Purchase Agreements. Under the Registration Rights Agreements, the selling shareholders are entitled to resale registration rights, subject to certain limitations as set forth in the Registration Rights Agreement. Failure to meet the resale registration statement filings or effectiveness deadlines, and certain other events, set forth in the Registration Rights Agreements may result in our payment to the selling shareholders of liquidated damages in the amount of 1% of the purchase price per month pending effective registration.

The summary of selected provisions of the Registration Rights Agreements appearing in this prospectus are not complete and are qualified in their entirety by the form of the Registration Rights Agreements attached as Exhibit 10.2 to a Current Report on Form 8-K filed by the Company on December 16, 2024 and incorporated herein by reference in its entirety. We urge you to read that document for a more complete description of their respective terms. See “Incorporation by Reference” and “Where You Can Find More Information.”

SELLING SHAREHOLDERS

This prospectus covers the offer and sale by the selling shareholders of up to an aggregate of 3,448,275 shares of common stock. The following table sets forth, to our knowledge, certain information about the selling shareholders as of January 13, 2025, based on information furnished to us by the selling shareholders. Each selling shareholder has indicated to us that neither it nor any of its affiliates has held any position or office or had any other material relationship with us in the past three years, except as described in the footnotes to the table. All of the shares of common stock being offered under this prospectus were acquired by the selling shareholders in a private placement transaction that was closed on December 19, 2024, as described above under the heading, “Prospectus Summary — Investment Agreements” beginning on page 5.

The shares of common stock sold in that private placement were sold pursuant to an exemption from registration provided by Rule 506 of Regulation D under the Securities Act. The shares were offered only to persons who were an institutional accredited investor as defined in Rule 501(a)(1)-(3) and (7) of Regulation D under the Securities Act. In connection therewith, the investors made to us certain representations, warranties, covenants and conditions customary for private placement investments.

The shares of common stock sold in the private placement represented approximately 8.0%% and 7.4% of the shares of our outstanding common stock before and after the private placement, respectively.

Beneficial ownership is determined in accordance with the rules of the SEC and includes voting or investment power with respect to the securities. To our knowledge, except as indicated by footnote, the persons named in the table below have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them. Shares shown as beneficially owned after the offering assume that all shares being offered under this process are sold. Since the date each of the selling shareholders provided information regarding its ownership of the shares, it may have sold, transferred, or otherwise disposed of all or a portion of its shares of common stock in transactions exempt from the registration requirements of the Securities Act. Information concerning the selling shareholders may change from time to time and, when necessary, any changed information will be set forth in a prospectus supplement to this prospectus.

The shares of common stock being offered under this prospectus may be offered for sale from time to time during the period the registration statement of which this prospectus is a part remains effective, by or for the accounts of the selling shareholders named below.

The following table provides information regarding the beneficial ownership of our common stock held by the selling shareholders as of December 16, 2024 and the shares included in the offering.

	Shares of Common Stock
Name	Beneficially Owned Prior to the Sale of All Shares Covered by this Prospectus(1)	Covered by this Prospectus	Beneficially Owned after the Sale of All Shares Covered by this Prospectus(2)	As a Percent of Total Outstanding After the Sale of All Shares Covered by this Prospectus(1)(2)
Adage Capital Partners LP (3)	1,034,483	1,034,483	—	0%
Ategra Community Financial Institution Fund, LP (4)	68,965	68,965	—	0%
Banc Fund X L.P. (5)	86,206	86,206	—	0%
Basswood Financial Fund, LP (6)	27,695	27,695	—	0%
Basswood Financial Long Only Fund, LP (6)	6,298	6,298	—	0%
Basswood Financial Long Only Fund, LP (6)	1,022	1,022	—	0%
Basswood Opportunity Fund, Inc. (6)	1,360	1,360	—	0%
Basswood Opportunity Partners, LP (6)	68,123	68,123	—	0%
Bayview Opportunity Master Fund VII L.P. (7)	265,518	265,518	—	0%
Boston Patriot Lansdowne St LLC (6)	63,428	63,428	—	0%
Citadel CEMF Investments Ltd. (8)	603,449	603,449	—	0%
CRC Bond Opportunity Trading Fund LP (9)	137,931	137,931	—	0%
EJF Financial Services Fund, LP (10)	241,380	241,380	—	0%
Fourthstone Master Opportunity Fund Ltd (11)	115,416	115,416	—	0%
Fourthstone QP Opportunity Fund LP (11)	34,696	34,696	—	0%
Fourthstone Small Cap Financials Fund LP (11)	5,059	5,059	—	0%
Glendon Opportunities Fund III, L.P. (12)	172,413	172,413	—	0%
Ivalo Fund, LP (13)	79,310	79,310	—	0%
JAM Partners, L.P. (14)	137,931	137,931	—	0%
Juggernaut Fund, L.P. (15)	11,783	11,783	—	0%
Malta Hedge Fund, L.P. (16)	12,207	12,207	—	0%
Malta Hedge Fund II, L.P. (16)	81,297	81,297	—	0%
Malta Market Neutral Master Fund, Ltd. (16)	10,422	10,422	—	0%
Malta Opportunity Fund LP (16)	40,449	40,449	—	0%
Malta Offshore, Ltd. (16)	16,005	16,005	—	0%
Malta Phoenix Partners, L.P. (16)	15,637	15,637	—	0%
Malta Titan Fund, L.P. (16)	45,725	45,725	—	0%
Mendon Capital Master Fund (17)	51,725	51,725	—	0%
MGS Partners, LLC (6)	4,487	4,487	—	0%
No Margin Fund, L.P. (18)	7,855	7,855	—	0%
Total	3,448,275	3,448,275	—	0%

(1)	The number and percentage of shares beneficially owned is determined in accordance with Rule 13d-3 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rule, beneficial ownership includes any shares as to which the selling stockholder has sole or shared voting power or investment power and also any shares which the selling stockholder has the right to acquire within 60 days. The percentage of shares owned by each selling shareholder is based on a total outstanding number of 46,424,016 shares as of January 10, 2025.
(2)	Assumes that all shares of common stock covered by this prospectus will be sold in the offering.
(3)	Represents the shares beneficially owned by Adage Capital Partners LP. Bob Atchinson and Phillip Gross are the managing members of Adage Capital Advisors, L.L.C., which is the managing member of Adage Capital Partners GP, L.L.C., which is the general partner of Adage, and each such person or entity, as the case may be, has shared voting and/or investment power over the securities held by Adage Capital Partners, LP and may be deemed the beneficial owner of such shares, and each such person or entity, as the case may be, disclaims beneficial ownership of such securities except to the extent of their respective pecuniary interest therein.
(4)	Represents the shares owned by Ategra Community Financial Institution Fund, LP., over which Jonathan Holtaway is the Managing Member.
(5)	Represents the shares beneficially owned by Banc Fund X L.P. of which MidBan X L.P. is its General Partner and has authority to manage the investments of Banc Fund X L.P.

(6)	Represents the shares beneficially owned by Basswood Capital Management, LLC. In addition, Basswood Capital Management, LLC owned 147,794 shares as of September 30, 2024. Basswood Capital Management, LLC. (the Management Company) is the investment manager or adviser to Basswood Financial Fund, LP, Basswood Financial Long Only Fund, LP, Basswood Opportunity Fund, Inc., Basswood Opportunity Partners, LP, Boston Patriot Lansdowne St LLC and MGS Partners, LLC (collectively, the Funds), and consequently has the authority to vote and to dispose of the securities held by the Funds.
(7)	Represents shares beneficially owned by Bayview Opportunity Master Fund VII, L.P. (“BOF-VII”). Bayview Opportunity GP VII, LLC (the “BOF-VII GP”) is the general partner to BOF-VII. Bayview Fund Management LLC (“BFM”) is the manager of BOF-VII and has authority to manage the investments of BOF-VII. Each of BOF-VII and BFM are wholly owned subsidiaries of Bayview Asset Management, LLC. Investment and voting decisions with respect to the BOF-VII shares are made by a committee comprised of three or more individuals and all members of such committee disclaim beneficial ownership of such shares. All indirect holders of the BOF-VII shares disclaim beneficial ownership of such shares except to the extent of its pecuniary interest therein.
(8)	Represents shares beneficially owned by Citadel CEMF Investments Ltd. Citadel Advisors LLC is the portfolio manager of Citadel CEMF Investments Ltd. Citadel Advisors Holdings LP (“CAH”) is the sole member of Citadel Advisors LLC. Citadel GP LLC (“CGP”) is the general partner of CAH. Kenneth Griffin owns a controlling interest in CGP. Mr. Griffin, as the owner of a controlling interest in CGP, may be deemed to have shared power to vote or direct the vote of, and/or shared power to dispose or to direct the disposition over the shares of Common Stock held by Citadel CEMF Investments Ltd. This disclosure is not and shall not be construed as an admission that Mr. Griffin or any of the Citadel related entities listed above is the beneficial owner of any securities of the Company other than the securities actually owned by such person (if any).
(9)	Represents the shares beneficially owned by CRC Bond Opportunity Trading Fund LP, of which Robb & Company, LLC is the Investment Manager and has authority to manage the investments of CRC Bond Opportunity Trading Fund LP.
(10)	Represents shares beneficially owned by EJF Financial Services Fund L.P., over which Emanuel J. Friedman has voting and dispositive power.
(11)	Represents the shares beneficially owned by Fourthstone LLC. Fourthstone Master Opportunity Fund Ltd. Fourthstone QP Opportunity Fund and Fourthstone Small Cap Financials Fund LP are directly and indirectly controlled by Fourthstone LLC. Louis P. Stone IV, Member of Fourthstone LLC, has voting and dispositive power over all shares beneficially owned by the funds.
(12)	Represents shares beneficially owned by Glendon Opportunities Fund III, L.P., of which Glendon Capital Management L.P. (“GCM”) serves as the investment manager and thus may be deemed to beneficially own the shares of common stock identified above. Christopher Sayer is a partner of GCM and has been delegated authority by GCM to direct the voting and disposition of the shares of common stock identified above, and thus is deemed to share voting power for the shares beneficially owned by GCM and Glendon Opportunities Fund III, L.P. Each of GCM and Mr. Sayer disclaims beneficial ownership of the shares held by Glendon Opportunities Fund III, L.P. except to the extent of its and his pecuniary interest therein.
(13)	Represents shares beneficially owned by Ivalo Fund, L.P. (“Ivalo”). Ivalo GP, LLC (the “Ivalo GP”) is the general partner to Ivalo. Bayview Fund Management LLC (“BFM”) is the manager of Ivalo and has authority to manage the investments of Ivalo. Each of Ivalo GP and BFM are wholly owned subsidiaries of Bayview Asset Management, LLC. Investment and voting decisions with respect to the Ivalo shares are made by a committee comprised of three or more individuals and all members of such committee disclaim beneficial ownership of such shares. All indirect holders of the Ivalo shares disclaim beneficial ownership of such shares except to the extent of its pecuniary interest therein.
(14)	Represents shares beneficially owned by JAM Partners, L.P., of which Jacobs Asset Management, LLC (“JAM”) is the investment manager, and in such capacity has voting and investment control over these shares. Sy Jacobs is the managing member of JAM and JAM Managers, LLC, which is the general partner of JAM Partners, L.P., and as a result, each may also be deemed to have voting and investment control over shares held by this selling shareholder. Each of JAM, JAM Managers, LLC and Sy Jacobs disclaim beneficial ownership over the shares held by JAM Partners, L.P., except to the extent of their pecuniary interest therein.
(15)	Represents shares beneficially owned by Juggernaut Fund, L.P. over which Stanley F. Druckenmiller is the Natural Control Person (which means a natural person who directly or indirectly alone or with others has power to vote or dispose of the securities).
(16)	Represents shares beneficially owned, respectively, by Malta Hedge Fund, L.P., Malta Hedge Fund II, L.P., Malta Market Neutral Master Fund, Ltd., Malta Offshore, Ltd., Malta Opportunity Fund LP, Malta Phoenix Partners, L.P. and Malta Titan Fund, L.P. (collectively, the “Malta Partnerships”). Maltese Capital Management LLC is the investment manager of each of the Malta Partnerships, and Terry Maltese is the managing member of Maltese Capital Management LLC. In such capacities, each of Maltese Capital Management LLC and Mr. Maltese may be deemed to have voting and dispositive power over the shares held by the Malta Partnerships. Each of Maltese Capital Management LLC and Mr. Maltese disclaim beneficial ownership of these shares except to the extent of its pecuniary interest therein.
(17)	Represents shares beneficially owned by Mendon Capital Master Fund over which Anton Schutz, Jr. is the Portfolio Manager.
(18)	Represents shares beneficially owned by No Margin Fund, L.P. over which Stanley F. Druckenmiller is the Natural Control Person (which means a natural person who directly or indirectly alone or with others has power to vote or dispose of the securities).

PLAN OF DISTRIBUTION

Each selling shareholder and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their securities covered hereby on the principal trading market or any other stock exchange, market or trading facility on which our common stock is traded or in private transactions. These sales may be at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale, or negotiated prices. A selling shareholder may use any one or more of the following methods when selling securities:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	settlement of short sales;

•	in transactions through broker-dealers that agree with the selling shareholders to sell a specified number of such securities at a stipulated price per security;

•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•	a combination of any such methods of sale; or

•	any other method permitted pursuant to applicable law.

The selling shareholders may also sell securities under Rule 144 or any other exemption from registration under the Securities Act, if available, rather than under this prospectus.

In addition, a selling shareholder that is an entity may elect to make an in-kind distribution of securities to its members, partners or shareholders pursuant to the registration statement of which this prospectus is a part by delivering a prospectus with a plan of distribution. Such members, partners or shareholders would thereby receive freely tradeable securities pursuant to the distribution through a registration statement. To the extent a distributee is an affiliate of ours (or to the extent otherwise required by law), we may file a prospectus supplement to permit the distributees to use the prospectus to resell the securities acquired in the distribution.

Broker-dealers engaged by the selling shareholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling shareholders (or, if any broker-dealer acts as agent for the purchaser of securities, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with FINRA Rule 2121; and in the case of a principal transaction a markup or markdown in compliance with FINRA Rule 2121.

In connection with the sale of the securities or interests therein, the selling shareholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the securities in the course of hedging the positions they assume. The selling shareholders may also sell securities short and deliver these securities to close out their short positions, or loan or pledge the securities to broker-dealers that in turn may sell these securities. The selling shareholders may also enter into option or other transactions with broker-dealers or other financial institutions or create one or more derivative securities that require the delivery to such broker-dealer or other financial institution of securities offered by this prospectus, which securities such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction). The selling shareholders may also loan or pledge shares of common stock to broker-dealers that in turn may sell such shares.

The selling shareholders may pledge or grant a security interest in some or all of the securities owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock from time to time pursuant to this prospectus or any amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act of 1933, amending, if necessary, the list of selling shareholders to include the pledgee, transferee or other successors in interest as selling shareholders under this prospectus. The selling shareholders also may transfer and donate the shares of common stock in other circumstances in which case the transferees, donees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

The selling shareholders and any broker-dealers or agents that are involved in selling the securities may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales (it being understood that the selling shareholders will not be deemed to be underwriters solely as a result of their participation in this offering). In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the securities purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Each selling shareholder has informed us that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the securities.

We are required to pay certain fees and expenses incurred by us incident to the registration of the securities. We have agreed to indemnify the selling shareholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

We agreed to keep this prospectus effective until the earlier of (1) the date on which the securities may be resold by the selling shareholders without registration and without regard to any volume or manner-of-sale limitations by reason of Rule 144, without the requirement for the Company to be in compliance with the current public information under Rule 144 under the Securities Act or any other rule of similar effect, or (2) all of the securities have been sold pursuant to this prospectus or Rule 144 under the Securities Act or any other rule of similar effect. The resale securities will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale securities covered hereby may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale securities may not simultaneously engage in market making activities with respect to the common stock for the applicable restricted period, as defined in Regulation M, before the commencement of the distribution. In addition, the selling shareholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of the common stock by the selling shareholders or any other person. We will make copies of this prospectus available to the selling shareholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or before the time of the sale (including by compliance with Rule 172 under the Securities Act).

WHERE YOU CAN FIND MORE INFORMATION

Available Information

We file reports, proxy statements and other information with the SEC. These reports, proxy statements and other information that we file with the SEC can be accessed at the SEC’s website at www.sec.gov. In addition, our SEC filings are available on our Internet website. Our Internet website is www.berkshirebank.com. Information contained on our website is not part of, and should not be construed as being incorporated by reference into, this prospectus.

Incorporation by Reference

The SEC allows us to “incorporate by reference” information that we file with it. This means that we can disclose important information to you by referring you to other documents. Any information we incorporate in this manner is considered part of this prospectus except to the extent updated and superseded by information contained in this prospectus. Some information that we file with the SEC after the date of this prospectus and until we sell all of the securities covered by this prospectus will automatically update and supersede the information contained in this prospectus.

We incorporate by reference the following documents that we have filed with the SEC and any filings that we make with the SEC in the future under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, before termination of the offering covered by this prospectus, except as noted below:

•	our Annual Report on Form 10-K for the fiscal year ended December 31, 2023;

•	our Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2024, June 30, 2024 and September 30, 2024;

•	our Current Reports on Form 8-K filed on January 25, 2024, February 13, 2024, March 7, 2024, March 22, 2024, May 14, 2024, May 17, 2024, June 7, 2024, September 17, 2024, October 17, 2024, November 1, 2024 and December 16, 2024; and

•	The description of Berkshire common stock contained in our Form 10-K filed by Berkshire on February 28, 2020, including any amendments or reports filed for purpose of updating the description.

Pursuant to General Instruction B of Form 8-K, any information submitted under Item 2.02, Results of Operations and Financial Condition, or Item 7.01, Regulation FD Disclosure, of Form 8-K is not deemed to be “filed” for the purpose of Section 18 of the Exchange Act, and we are not subject to the liabilities of Section 18 with respect to information submitted under Item 2.02 or Item 7.01 of Form 8-K. We are not incorporating by reference any information submitted under Item 2.02 or Item 7.01 of Form 8-K into any filing under the Securities Act, or the Exchange Act or into this prospectus.

Statements contained in this prospectus as to the contents of any contract, agreement or other document referred to in this prospectus do not purport to be complete, and where reference is made to the particular provisions of that contract, agreement or other document, those references are qualified in all respects by reference to all of the provisions contained in that contract or other document. For a more complete understanding and description of each such contract, agreement or other document, we urge you to read the documents filed as exhibits to the registration statement of which the accompanying prospectus is a part.

Any statement contained in a document incorporated by reference, or deemed to be incorporated by reference, into this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein, therein or in any other subsequently filed document that also is incorporated by reference in this prospectus modifies or supersedes that statement. Any such statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

We will provide without charge, upon written or oral request, a copy of any or all of the documents that are incorporated by reference into this prospectus and a copy of any or all other contracts, agreements or documents that are referred to in this prospectus. Requests should be directed to: Berkshire Hills Bancorp, Inc., 60 State Street, Boston, Massachusetts 02109, Attention: Corporate Secretary; telephone number: (800) 773-5601.

LEGAL MATTERS

The validity of the common stock offered by this prospectus will be passed upon for us by Luse Gorman, PC.

EXPERTS

The consolidated financial statements of Berkshire appearing in Berkshire’s Annual Report on Form 10-K for the year ended December 31, 2023 have been audited by Crowe LLP, independent registered public accounting firm, as set forth in their report thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 14.	Other Expenses of Issuance and Distribution

The expenses (other than underwriting compensation) to be incurred by the registrant in connection with the issuance and distribution of the securities being registered under this registration statement are:

Securities and Exchange Commission Registration Fee		$14, 669
Registrar and Transfer Agent Fees and Expenses		*
Accounting Fees and Expenses		*
Printing and Engraving expenses		*
Legal Fees and Expenses		*
Miscellaneous		*

Total	$	*

*	Estimated expenses are not presently known. The foregoing sets forth the general categories of expenses (other than underwriting discounts and commissions) that we anticipate we will incur in connection with the offering of securities under this registration statement. Information regarding estimated expenses of issuance and distribution of each identified class of securities being registered will be provided at the time information as to such class is included in a prospectus supplement in accordance with Rule 430B.

Item 15.	Indemnification of Directors and Officers

In accordance with the General Corporation Law of the State of Delaware (being Chapter 1 of Title 8 of the Delaware Code), Articles TENTH and ELEVENTH of Berkshire Hills Bancorp’s Certificate of Incorporation provide as follows:

TENTH:

A. Each person who was or is made a party or is threatened to be made a party to or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a “proceeding”), by reason of the fact that he or she is or was a Director or an Officer of the Corporation or is or was serving at the request of the Corporation as a Director, Officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan (hereinafter an “indemnitee”), whether the basis of such proceeding is alleged action in an official capacity as a Director, Officer, employee or agent, or in any other capacity while serving as a Director, Officer, employee or agent, shall be indemnified and held harmless by the Corporation to the fullest extent authorized by the Delaware General Corporation Law, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than such law permitted the Corporation to provide before such amendment), against all expense, liability and loss (including attorneys’ fees, judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement) reasonably incurred or suffered by such indemnitee in connection therewith; provided, however, that, except as provided in Section C hereof with respect to proceedings to enforce rights to indemnification, the Corporation shall indemnify any such indemnitee in connection with a proceeding (or part thereof) initiated by such indemnitee only if such proceeding (or part thereof) was authorized by the Board of Directors of the Corporation.

B. The right to indemnification conferred in Section A of this Article TENTH shall include the right to be paid by the Corporation the expenses incurred in defending any such proceeding in advance of its final disposition (hereinafter an “advancement of expenses”); provided, however, that, if the Delaware General Corporation Law requires, an advancement of expenses incurred by an indemnitee in his or her capacity as a Director or Officer (and not in any other capacity in which service was or is rendered by such indemnitee, including, without limitation, services to an employee benefit plan) shall be made only upon delivery to the Corporation of an undertaking (hereinafter an “undertaking”), by or on behalf of such indemnitee, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal (hereinafter a “final adjudication”) that such indemnitee is not entitled to be indemnified for such expenses under this Section or otherwise. The rights to indemnification and to the advancement of expenses conferred in Sections A and B of this Article TENTH shall be contract rights and such rights shall continue as to an indemnitee who has ceased to be a Director, Officer, employee or agent and shall inure to the benefit of the indemnitee’s heirs, executors and administrators.

C. If a claim under Section A or B of this Article TENTH is not paid in full by the Corporation within sixty days after a written claim has been received by the Corporation, except in the case of a claim for an advancement of expenses, in which case the applicable period shall be twenty days, the indemnitee may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim. If successful in whole or in part in any such suit, or in a suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the indemnitee shall be entitled to be paid also the expenses of prosecuting or defending such suit. In (i) any suit brought by the indemnitee to enforce a right to indemnification hereunder (but not in a suit brought by the indemnitee to enforce a right to an advancement of expenses) it shall be a defense that, and (ii) in any suit by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking the Corporation shall be entitled to recover such expenses upon a final adjudication that, the indemnitee has not met any applicable standard for indemnification set forth in the Delaware General Corporation Law. Neither the failure of the Corporation (including its Board of Directors, independent legal counsel, or its shareholders) to have made a determination before the commencement of such suit that indemnification of the indemnitee is proper in the circumstances because the indemnitee has met the applicable standard of conduct set forth in the Delaware General Corporation Law, nor an actual determination by the Corporation (including its Board of Directors, independent legal counsel, or its shareholders) that the indemnitee has not met such applicable standard of conduct, shall create a presumption that the indemnitee has not met the applicable standard of conduct or, in the case of such a suit brought by the indemnitee, be a defense to such suit. In any suit brought by the indemnitee to enforce a right to indemnification or to an advancement of expenses hereunder, or by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the burden of proving that the indemnitee is not entitled to be indemnified, or to such advancement of expenses, under this Article TENTH or otherwise shall be on the Corporation.

D. The rights to indemnification and to the advancement of expenses conferred in this Article TENTH shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, the Corporation’s Certificate of Incorporation, Bylaws, agreement, vote of shareholders or Disinterested Directors or otherwise.

E. The Corporation may maintain insurance, at its expense, to protect itself and any Director, Officer, employee or agent of the Corporation or subsidiary or Affiliate or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the Delaware General Corporation Law.

F. The Corporation may, to the extent authorized from time to time by the Board of Directors, grant rights to indemnification and to the advancement of expenses to any employee or agent of the Corporation to the fullest extent of the provisions of this Article TENTH with respect to the indemnification and advancement of expenses of Directors and Officers of the Corporation.

ELEVENTH:

A Director of this Corporation shall not be personally liable to the Corporation or its shareholders for monetary damages for breach of fiduciary duty as a Director, except for liability: (i) for any breach of the Director’s duty of loyalty to the Corporation or its shareholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) under Section 174 of the Delaware General Corporation Law; or (iv) for any transaction from which the Director derived an improper personal benefit. If the Delaware General Corporation Law is amended to authorize corporate action further eliminating or limiting the personal liability of Directors, then the liability of a Director of the Corporation shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended.

Any repeal or modification of the foregoing paragraph by the shareholders of the Corporation shall not adversely affect any right or protection of a Director of the Corporation existing at the time of such repeal or modification.

Delaware Law. Section 145 of the Delaware General Corporation Law permits a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that the person is or was a director, officer, employee or agent of the corporation or another enterprise if serving at the request of the corporation. Depending on the character of the proceeding, a corporation may indemnify against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding if the person indemnified acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person's conduct was unlawful. In the case of an action by or in the right of the corporation, no indemnification may be made with respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Delaware Court of Chancery or the court in which such action or suit was brought shall determine that, despite the adjudication of liability, such person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper. Section 145 further provides that to the extent a director or officer of a corporation has been successful on the merits or in the defense of any action, suit or proceeding referred to above, or in the defense of any claim, issue or matter therein, he or she shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him or her in connection therewith.

It is the opinion of the Securities and Exchange Commission that indemnification of directors and officers for liabilities arising under the Securities Act is against public policy and is unenforceable pursuant to Section 14 of the Securities Act.

Item 16.	Exhibits

Exhibit	Description

*2.1	Agreement and Plan of Merger, dated December 16, 2024, by and among Berkshire Hills Bancorp, Inc., Commerce Acquisition Sub, Inc. and Brookline Bancorp, Inc. (Incorporated by reference to Exhibit 2.1 of the Registrant’s Current Report on Form 8-K filed with the Securities and Exchange Commission on December 16, 2024).

3.1	Amended Certificate of Incorporation of Berkshire Hills Bancorp, Inc., as amended (Incorporated by reference to Exhibit 3.1 of the Registrant’s Annual Report on Form Quarterly Report on Form 10-Q which was filed with the Securities and Exchange Commission on August 9, 2018).

3.2	Amended and Restated Bylaws of Berkshire Hills Bancorp, Inc. (Incorporated by reference to Exhibit 3.2 of the Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2023, filed with the Securities and Exchange Commission on February 28, 2024).

4.1	Form of Common Stock Certificate (Incorporated by reference to Exhibit 4.0 of the Registrant’s Registration Statement on Form S-1 which was filed with the Securities and Exchange Commission on March 10, 2000, Registration Number 333-32146).

*4.2	Form of Securities Purchase Agreement, dated December 16, 2024, by and among Berkshire Hills Bancorp, Inc. and the other parties signatory thereto (Incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K filed with the Securities and Exchange Commission on December 16, 2024).

4.3	Form of Registration Rights Agreement, dated December 16, 2024, by and among Berkshire Hills Bancorp, Inc. and the other parties signatory thereto (Incorporated by reference to Exhibit 10.2 to the Registrant’s Current Report on Form 8-K filed with the Securities and Exchange Commission on December 16, 2024).

+4.4	Description of Registrant’s Securities

+5.1	Opinion of Luse Gorman, PC.

+23.1	Consent of Crowe LLP.

23.3	Consent of Luse Gorman, PC (included in Exhibit 5.1).

24.1	Powers of Attorney (included on signature page).

+107	Calculation of Filing Fee Table

*	Annexes, schedules, and exhibits have been omitted pursuant to Item 601(b)(2) of Regulation S-K. Berkshire Hills Bancorp, Inc. agrees to furnish supplementally a copy of any omitted attachment to the SEC on a confidential basis upon request.
+	Filed herewith.

Item 17.	Undertakings

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)	to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of the Filing Fee Tables” or “Calculation of Registration Fee” table, as applicable, in the effective registration statement; and

(iii)	to include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

provided, however, that paragraphs (i), (ii) and (iii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act of 1933, to any purchaser:

(i)	Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii)	Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5) or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii) or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act of 1933, shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which the prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale before such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately before such effective date.

(5) That, for the purpose of determining liability of the registrant under the Securities Act of 1933, to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by a registrant of expenses incurred or paid by a director, officer or controlling person of a registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933, as amended, and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Boston, Commonwealth of Massachusetts, on January 14, 2025.

BERKSHIRE HILLS BANCORP, INC.

By:	/s/ Nitin J. Mhatre
Name:	Nitin J. Mhatre
Title:	President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose individual signature appears below hereby authorizes and appoints Nitin J. Mhatre and Brett Brbovic and each of them with full power of substitution and full power to act without the other, as his true and lawful attorney-in-fact and agent to act in his name, place and stead and to execute in the name and on behalf of each person, individually and in each capacity stated below, and to file any and all amendments, including any and all amendments to this registration statement, all post-effective amendments and any subsequent registration statement for the same offering which may be filed under Rule 462 under the Securities Act of 1933, as amended, and to file the same with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, and each of the undersigned does hereby ratify and confirm all that said attorneys and agents, or either one of them or any substitute, shall do or cause to be done by virtue hereof. This Power of Attorney may be executed in any number of counterparts.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on January 14, 2025.

Signature	Title

/s/ Nitin J. Mhatre	President and Chief Executive Officer and Director
Nitin J. Mhatre	(Principal Executive Officer)

/s/ Brett Brbovic	Chief Financial Officer
Brett Brbovic	(Principal Financial and Accounting Officer)

/s/ David M. Brunelle	Chairperson of the Board
David M. Brunelle

/s/ Mary Anne Callahan	Director
Mary Anne Callahan

/s/ Nina A. Charnley	Director
Nina A. Charnley

/s/ Mihir A. Desai	Director
Mihir A. Desai

Director
William H. Hughes III

/s/ Jeffrey W. Kip	Director
Jeffrey W. Kip

/s/ Sylvia Maxfield	Director
Sylvia Maxfield

/s/ Laurie Norton Moffatt	Director
Laurie Norton Moffatt

/s/ Karyn Polito	Director
Karyn Polito

/s/ Eric S. Rosengren	Director
Eric S. Rosengren